Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Dollar Financial Corp. of our reports dated August 31, 2010, with respect to the consolidated financial statements of Dollar Financial Corp. and the effectiveness of internal control over financial reporting of Dollar Financial Corp. included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 14, 2011